                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             NORTHRIM BANCORP, INC.
                            ------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    666762109
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 666762109                                           Page 1 of 7 Pages

    1)  Names of Reporting Persons

        IRS Identification No. Of Above Persons

             The PNC Financial Services Group, Inc.   25-1435979

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)

          a)  [ ]

          b)  [ ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization    Pennsylvania

    Number of Shares       5)  Sole Voting Power                         328,000

    Beneficially Owned     6)  Shared Voting Power                           -0-

    By Each Reporting      7)  Sole Dispositive Power                    328,000

    Person With            8)  Shared Dispositive Power                      -0-

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person     328,000

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

        See Instructions                                          [ ]

    11) Percent of Class Represented by Amount in Row (9)         5.45

    12) Type of Reporting Person   (See Instructions)             HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             NORTHRIM BANCORP, INC.
                            ------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    666762109
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  666762109                                          Page 2 of 7 Pages

    1)  Names of Reporting Persons

        IRS Identification No. Of Above Persons

             PNC HL Holding Corp. 51-0404585

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        a)  [ ]

        b)  [ ]

    3)  SEC USE ONLY

    4)  Citizenship or Place of Organization    Delaware

    Number of Shares       5)  Sole Voting Power                         328,000

    Beneficially Owned     6)  Shared Voting Power                           -0-

    By Each Reporting      7)  Sole Dispositive Power                    328,000

    Person With            8)  Shared Dispositive Power                      -0-

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person     328,000

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

        See Instructions                                         [  ]

    11) Percent of Class Represented by Amount in Row (9)        5.45

    12) Type of Reporting Person   (See Instructions)            HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             NORTHRIM BANCORP, INC.
                            ------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    666762109
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 666762109                                           Page 3 of 7 Pages

    1)  Names of Reporting Persons

        IRS Identification No. Of Above Persons

             J.J.B. Hilliard, W.L. Lyons, Inc.   61-0734935

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        a)  [  ]

        b)  [  ]

    3)  SEC USE ONLY

    4)  Citizenship or Place of Organization    Kentucky

    Number of Shares       5)  Sole Voting Power                         328,000

    Beneficially Owned     6)  Shared Voting Power                           -0-

    By Each Reporting      7)  Sole Dispositive Power                    328,000

    Person With            8)  Shared Dispositive Power                      -0-

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person     328,000

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

        See Instructions                                          [ ]

    11) Percent of Class Represented by Amount in Row (9)         5.45

    12) Type of Reporting Person   (See Instructions)             IA

                                                               Page 4 of 7 Pages

ITEM 1(a) - NAME OF ISSUER:

         Northrim Bancorp, Inc.

ITEM 1(b) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         3111 C Street
         Anchorage, Alaska  99503

ITEM 2(a) - NAME OF PERSON FILING:

         The PNC Financial Services Group, Inc.; PNC HL Holding Corp.; and J.J.B. Hilliard, W.L. Lyons, Inc.

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The PNC Financial Services Group, Inc. - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

         PNC HL Holding Corp. - 300 Delaware Avenue, Suite 304, Wilmington, DE 19801

         J.J.B. Hilliard, W.L. Lyons, Inc. - 501 South 4th Avenue, Louisville, KY 40202-2517

ITEM 2(c) - CITIZENSHIP:

         The PNC Financial Services Group, Inc. - Pennsylvania

         PNC HL Holding Corp. - Delaware

         J.J.B. Hilliard, W.L. Lyons, Inc. - Kentucky

ITEM 2(d) - TITLE OF CLASS OF SECURITIES:

         Common

ITEM 2(e) - CUSIP NUMBER:

         666762109

ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

(b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

(c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act;

(d) [ ] Investment Company registered under Section 8 of the Investment Company Act;

(e) [X] An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [X] A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;

(j) [ ] Group, in accordance with Rule 13d(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

                                                               Page 5 of 7 Pages

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2003:

(a)  Amount Beneficially Owned:                                   328,000 shares

(b)  Percent of Class:                                                      5.45

(c)  Number of shares to which such person has:

           (i)  sole power to vote or to direct the vote                 328,000

          (ii)  shared power to vote or to direct the vote                   -0-

         (iii)  sole power to dispose or to direct the disposition of    328,000

          (iv)  shared power to dispose or to direct the disposition of      -0-


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable.

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         The total number of shares reported herein are held in an open-end mutual fund, to which J.J.B. Hilliard, W.L. Lyons, Inc. is the investment advisor.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC HL Holding Corp. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

J.J.B. Hilliard, W.L. Lyons, Inc. - IA (wholly owned subsidiary of PNC HL Holding Corp.)

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable.

                                                               Page 6 of 7 Pages

ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 2004
------------------------------------------------------
Date

By:  /s/ Joan L. Gulley
------------------------------------------------------
Signature - The PNC Financial Services Group, Inc.

Joan L. Gulley, Vice President
------------------------------------------------------
Name & Title


February 10, 2004
------------------------------------------------------
Date

By:  /s/ Maria C. Schaffer
------------------------------------------------------
Signature - PNC HL Holding Corp.

Maria C. Schaffer, Controller & Treasurer
------------------------------------------------------
Name & Title


February 10, 2004
------------------------------------------------------
Date

By:  /s/ James R. Allen
------------------------------------------------------
Signature - J.J.B. Hilliard, W.L. Lyons, Inc.

James R. Allen, President
------------------------------------------------------
Name & Title

                                                               Page 7 of 7 Pages

                                                                       EXHIBIT A


                                    AGREEMENT

                                February 10, 2004

         The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities and Exchange Act of 1934, as amended (the "Act") in connection with their beneficial ownership of common stock issued by Northrim Bancorp, Inc.

         Each of the undersigned states that it is entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

         Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

         This Agreement applies to any amendments to Schedule 13G.

                                 THE PNC FINANCIAL SERVICES GROUP, INC.


                                 BY:  /s/ Joan L. Gulley
                                      ------------------------------------------
                                      Joan L. Gulley, Vice President


                                 PNC HL HOLDING CORP.


                                 BY: /s/ Maria C. Schaffer
                                     -------------------------------------------
                                     Maria C. Schaffer, Controller & Treasurer


                                 J.J.B. HILLIARD, W.L. LYONS, INC.


                                 BY: /s/ James R. Allen
                                     -------------------------------------------
                                     James R. Allen, President